Contacts:
Chris Senner
Chief Financial Officer
Exelixis, Inc.
650-837-7240
csenner@exelixis.com

Susan Hubbard
EVP, Public Affairs & Investor Relations
Exelixis, Inc.
650-837-8194
shubbard@exelixis.com

Exelixis Announces Fourth Quarter and Fiscal Year 2023 Financial Results and Provides Corporate Update

- Total Revenues of $480 million for the Fourth Quarter of 2023, $1,830 million for the Fiscal Year 2023 -
- Cabozantinib Franchise Achieved $1,629 million in U.S. Net Product Revenues for the Fiscal Year 2023, including $429 million for the Fourth Quarter of 2023 -
- GAAP Diluted EPS of $0.27 for the Fourth Quarter of 2023, $0.65 for the Fiscal Year 2023 -
- Non-GAAP Diluted EPS of $0.33 for the Fourth Quarter of 2023, $0.90 for the Fiscal Year 2023 -
- Conference Call and Webcast Today at 5:00 PM Eastern Time -

ALAMEDA, Calif. – February 6, 2024 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the fourth quarter and fiscal year of 2023, provided an update on progress toward achieving key corporate objectives, and outlined its commercial, clinical and pipeline development milestones.

“Exelixis entered 2024 with significant momentum on the research, development, commercial and financial fronts,” said Michael M. Morrissey, Ph.D., President and Chief Executive Officer, Exelixis. “This year, we plan to advance our regulatory strategies for cabozantinib label expansions in neuroendocrine tumors and metastatic castration-resistant prostate cancer, both indications with high unmet medical need and the potential to drive revenue growth for the franchise for years to come. Positive data from the CABINET and CONTACT-02 studies give us confidence that cabozantinib has the potential to become an important option for clinicians treating patients with these forms of cancer. As we pursue these additional growth opportunities, we remain steadfast in our defense of cabozantinib’s intellectual property and anticipate a ruling on the second bench trial for our ongoing litigation with MSN Pharmaceuticals this spring.”

Dr. Morrissey continued: “Our deep, differentiated and maturing pipeline is essential to our efforts to position Exelixis as a global biotech leader in oncology. Drawing on the cabozantinib experience and the integrated research, development and commercial capabilities highlighted at our recent R&D Day, we are working to build multiple franchises across the Exelixis portfolio. As we concentrate our R&D resources on our product development activities, we remain focused on accelerating zanzalintinib, XB002 and XL309 through clinical development, and filing Investigational New Drug applications for up to three development candidates in 2024. We believe the associated restructuring of our business, announced in January, will enable us to rapidly execute on our goals, maintain positive cash flow and deliver an innovative pipeline of biotherapeutics and small molecules for patients with cancer.”

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Exelixis Fourth Quarter and Fiscal Year 2023 Financial Results	Page 2 of 10
February 6, 2024
Fourth Quarter and Fiscal Year 2023 Financial Results

Total revenues for the quarter and year ended December 31, 2023 were $479.7 million and $1,830.2 million, respectively, as compared to $423.9 million and $1,611.1 million for the comparable periods in 2022.

Total revenues for the quarter and year ended December 31, 2023 included net product revenues of $429.3 million and $1,628.9 million, respectively, as compared to $377.4 million and $1,401.2 million for the comparable periods in 2022. The increases in net product revenues were primarily due to an increase in sales volume and an increase in average net selling price.

Collaboration revenues, composed of license revenues and collaboration services revenues, were $50.3 million for the quarter ended December 31, 2023, as compared to $46.5 million for the comparable period in 2022. The increase was primarily due to higher royalty revenues for the sales of cabozantinib outside of the U.S. generated by Exelixis’ collaboration partners, Ipsen Pharma SAS and Takeda Pharmaceutical Company Limited. Collaboration revenues were $201.3 million for the year ended December 31, 2023, as compared to $209.8 million for the comparable period in 2022. The decrease was primarily related to decreases in the recognition of milestone-related revenues and development cost reimbursements earned, partially offset by higher royalty revenues for the sales of cabozantinib outside of the U.S. generated by Exelixis’ collaboration partners.

Research and development expenses for the quarter ended December 31, 2023 were $244.7 million, as compared to $336.8 million for the comparable period in 2022. The decrease in research and development expenses for the quarter was primarily related to a decrease in license and other collaboration costs, partially offset by increases in clinical trial costs, manufacturing costs to support Exelixis’ development candidates and personnel expenses. Research and development expenses for the year ended December 31, 2023 were $1,044.1 million, as compared to $891.8 million for the comparable period in 2022. The increase in research and development expenses for the year was primarily related to increases in manufacturing costs to support Exelixis’ development candidates, personnel expenses and clinical trial costs, partially offset by lower license and other collaboration costs and lower stock-based compensation expense.

Selling, general and administrative expenses for the quarter and year ended December 31, 2023 were $131.4 million and $542.7 million, respectively, as compared to $119.3 million and $459.9 million for the comparable periods in 2022. The increases in selling, general and administrative expenses were primarily related to increases in personnel expenses, technology costs, facility expenses and legal and advisory fees.

Provision for (benefit from) income taxes for the quarter and year ended December 31, 2023 was $17.5 million and $49.8 million, respectively, as compared to $(1.3) million and $52.1 million for the comparable periods in 2022, primarily due to an increase in pre-tax income.

GAAP net income (loss) for the quarter ended December 31, 2023 was $85.5 million, or $0.28 per share, basic and $0.27 per share, diluted, as compared to GAAP net loss of $(30.2) million, or $(0.09) per share, basic and diluted, for the comparable period in 2022. GAAP net income for the year ended December 31, 2023 was $207.8 million, or $0.65 per share, basic and diluted, as compared to GAAP net income of $182.3 million, or $0.57 per share, basic and $0.56 per share, diluted, for the comparable period in 2022.

Non-GAAP net income (loss) for the quarter ended December 31, 2023 was $104.2 million, or $0.34 per share, basic and $0.33 per share, diluted, as compared to non-GAAP net loss of $(10.2) million, or $(0.03) per share, basic and diluted, for the comparable period in 2022. Non-GAAP net income for the year ended December 31, 2023 was $289.4 million, or $0.91 per share, basic and $0.90 per share, diluted, as compared to non-GAAP net income of $265.4 million, or $0.83 per share, basic and $0.82 per share, diluted, for the comparable period 2022.

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Exelixis Fourth Quarter and Fiscal Year 2023 Financial Results	Page 3 of 10
February 6, 2024

Non-GAAP Financial Measures

To supplement Exelixis’ financial results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Exelixis presents non-GAAP net income (and the related per share measures), which excludes from GAAP net income (and the related per share measures) stock-based compensation expense, adjusted for the related income tax effect for all periods presented.

Exelixis believes that the presentation of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. In particular, Exelixis believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Exelixis’ results from period to period, and to identify operating trends in Exelixis’ business. Exelixis has excluded stock-based compensation expense, adjusted for the related income tax effect, because it is a non-cash item that may vary significantly from period to period as a result of changes not directly or immediately related to the operational performance for the periods presented. Exelixis also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate its business and to make operating decisions.

These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Exelixis encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations, to more fully understand Exelixis’ business. Reconciliations between GAAP and non-GAAP results are presented in the tables of this release.

2024 Financial Guidance

Exelixis is maintaining the previously provided financial guidance for fiscal year 2024(1):

Total revenues	$1.825 billion - $1.925 billion
Net product revenues (2)	$1.650 billion - $1.750 billion
Cost of goods sold	4% - 5% of net product revenues
Research and development expenses (3)	$925 million - $975 million
Selling, general and administrative expenses (4)	$425 million - $475 million
Effective tax rate	20% - 22%
____________________
(1)    2024 financial guidance excludes expenses related to the restructuring plan announced in January 2024.
(2)    Exelixis’ 2024 net product revenues guidance range includes the impact of a U.S. wholesale acquisition cost increase of 2.2% for both CABOMETYX and COMETRIQ effective on January 1, 2024.
(3)    Includes $40 million of non-cash stock-based compensation expense.
(4)    Includes $60 million of non-cash stock-based compensation expense.

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Exelixis Fourth Quarter and Fiscal Year 2023 Financial Results	Page 4 of 10
February 6, 2024
Cabozantinib Highlights

Cabozantinib Franchise Net Product Revenues and Royalties. Net product revenues generated by the cabozantinib franchise in the U.S. were $429.3 million during the fourth quarter of 2023, with net product revenues of $427.7 million from CABOMETYX® (cabozantinib) and $1.6 million from COMETRIQ® (cabozantinib). For the year ended December 31, 2023, net product revenues generated by the cabozantinib franchise in the U.S. were $1,628.9 million, with net product revenues of $1,614.9 million from CABOMETYX and $13.9 million from COMETRIQ. In 2023, global cabozantinib franchise net product revenues generated by Exelixis and its partners exceeded $2.2 billion. Based upon cabozantinib-related net product revenues generated by Exelixis’ collaboration partners during the quarter and year ended December 31, 2023, Exelixis earned $40.7 million and $148.5 million, respectively, in royalty revenues.

Detailed Results from Phase 3 CABINET Pivotal Trial Evaluating Cabozantinib in Advanced Pancreatic and Extra-Pancreatic Neuroendocrine Tumors (NET) Presented at the 2023 European Society for Medical Oncology (ESMO) Congress. In October 2023, detailed results were presented from the phase 3 CABINET pivotal trial at the 2023 ESMO Congress. The CABINET trial evaluated cabozantinib versus placebo in two different cohorts of patients, those with pancreatic NET and those with extra-pancreatic NET. A statistically significant and clinically meaningful improvement in progression-free survival (PFS) was observed in those patients treated with cabozantinib in both cohorts. Adverse events were consistent with the known safety profile of cabozantinib. CABINET is sponsored by the National Cancer Institute and is led by The Alliance for Clinical Trials in Oncology (The Alliance). Previously, in August, Exelixis announced The Alliance’s independent Data and Safety Monitoring Board unanimously recommended to stop the trial early, unblind all patients and allow those on placebo to cross over to cabozantinib due to a dramatic improvement in efficacy. Exelixis is discussing these results with the U.S. Food and Drug Administration (FDA) to support a potential regulatory submission in 2024 and will provide an update when appropriate.

Detailed Results from Phase 3 CONTACT-02 Pivotal Trial Evaluating Cabozantinib in Combination with Atezolizumab in Metastatic Castration-Resistant Prostate Cancer (mCRPC) Presented at the American Society of Clinical Oncology 2024 Genitourinary Cancers Symposium (ASCO GU). In January 2024, positive results from the primary PFS analysis in the global phase 3 CONTACT-02 pivotal trial were presented during an oral abstract session at ASCO GU. The results demonstrated a statistically significant improvement in PFS, as assessed by a blinded independent radiology committee (BIRC), for cabozantinib in combination with atezolizumab in the first 400 randomized patients in the intent-to-treat (PFS ITT) population and per protocol. A PFS benefit was observed across all subgroups of high-risk populations who have a poor prognosis and a high unmet need for additional treatment options, notably in patients with liver metastases or those who had received prior docetaxel chemotherapy. A statistically significant improvement in PFS was also observed by BIRC both in the ITT population (n=507) and according to Prostate Cancer Clinical Trials Working Group 3 (PCWG3) criteria. An interim analysis for overall survival (OS), conducted at the time of the primary PFS analysis, demonstrated a trend favoring the combination of cabozantinib and atezolizumab. The study continues toward the next analysis of OS, which is anticipated in 2024. CONTACT-02 is evaluating cabozantinib in combination with atezolizumab compared with a second novel hormonal therapy (NHT) in patients with mCRPC and measurable extra-pelvic soft-tissue disease who have progressed on one prior NHT. The safety profile of the combination regimen was consistent with the known profiles of each single agent, and no new safety findings were identified. Exelixis will continue its discussions with the FDA on a potential regulatory path forward for the combination of cabozantinib and atezolizumab in mCRPC.

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Exelixis Fourth Quarter and Fiscal Year 2023 Financial Results	Page 5 of 10
February 6, 2024
Four-Year Follow-up Results from Phase 3 CheckMate -9ER Trial Evaluating CABOMETYX in Combination with Nivolumab (OPDIVO®) in Previously Untreated Renal Cell Carcinoma (RCC) Presented at ASCO GU. In January 2024, four-year follow-up results from the CheckMate -9ER trial were featured in an oral presentation at ASCO GU. Results continued to show superior PFS and objective response rates (ORR) in patients treated with the combination of CABOMETYX and nivolumab over sunitinib, the comparator studied in the trial, regardless of risk classification. Superior OS was also observed in patients treated with the combination. The presentation included data showing health-related quality-of-life benefits with the combination as compared to sunitinib. No new safety concerns were identified in the follow-up analysis.

Pipeline Highlights

Presentation of Encouraging Results from Expansion Cohort of Phase 1b/2 STELLAR-001 Trial Evaluating Zanzalintinib in Patients with Advanced Kidney Cancer at the International Kidney Cancer Symposium (IKCS) 2023. In November 2023, Exelixis presented initial results from an expansion cohort of STELLAR-001 evaluating single-agent zanzalintinib in patients with previously treated clear cell renal cell carcinoma (ccRCC) at IKCS 2023. STELLAR-001 is a phase 1b/2 trial evaluating zanzalintinib alone and in combination with atezolizumab in patients with locally advanced or metastatic solid tumors. In the ccRCC cohort of 32 patients, the findings demonstrated strong response rates and anti-tumor activity across the entire cohort, including in patients who had previously been treated with cabozantinib.

Exelixis and Arcus Biosciences, Inc. Enter Clinical Trial Collaboration to Evaluate Zanzalintinib in Combination with AB521 in Patients with Advanced RCC. In December 2023, Exelixis and Arcus Biosciences announced that the companies entered into a clinical trial collaboration for STELLAR-009, a phase 1b/2 trial evaluating zanzalintinib in combination with AB521, an inhibitor of the transcription factor HIF-2⍺, in patients with advanced solid tumors, including ccRCC. The trial is divided into dose-escalation and expansion phases, and patient enrollment into dose-escalation cohorts is ongoing. Exelixis is sponsoring STELLAR-009, and Arcus is co-funding the study and providing AB521 for use in the trial.

Initiation of STELLAR-305 Phase 2/3 Pivotal Trial Evaluating Zanzalintinib in Combination with Pembrolizumab in Patients with Previously Untreated Recurrent or Metastatic Head and Neck Cancer. In December 2023, Exelixis announced the initiation of STELLAR-305, a global, multicenter, randomized, double-blinded phase 2/3 trial evaluating zanzalintinib in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated PD-L1-positive recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN). The primary endpoints of the study are BIRC-assessed PFS and OS. Secondary endpoints include investigator-assessed PFS and ORR and duration of response as assessed by both BIRC and the investigator.

Exelixis Provides Strategic Review of Biotherapeutics and Small Molecule Pipeline at its 2023 R&D Day: Science & Strategy. In December 2023, Exelixis held its 2023 R&D Day: Science & Strategy event in New York City. During the event, Exelixis speakers reviewed the strategy and progress of the company’s growing research and development pipeline, highlighted recent clinical updates, provided a comprehensive overview of its preclinical biotherapeutics and small molecule development candidates and elaborated on the company’s continued efforts to serve more patients with cancer and generate sustainable, long-term value for shareholders. The webcast replay of the event can be accessed via EXELRDDay.com and is also available at www.exelixis.com on the Event Calendar page under the Investors & News heading.

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Exelixis Fourth Quarter and Fiscal Year 2023 Financial Results	Page 6 of 10
February 6, 2024

Corporate Highlights

Appointments of Two New Board Members with Extensive Drug Development and Corporate Governance Expertise. In January 2024, Exelixis announced the appointments of Mary C. Beckerle, Ph.D., and Gail Eckhardt, M.D., to the Exelixis Board of Directors, effective January 5, 2024. Dr. Beckerle is Chief Executive Officer of the Huntsman Cancer Institute and Distinguished Professor of Biological and Oncological Sciences at the University of Utah. Since 2006, she has had responsibility for the vision, strategic direction, and management of the University’s oncology programs, including research, care, education, and community outreach. She is also a noted cell biologist and cancer researcher. Dr. Eckhardt is Associate Dean of Experimental Therapeutics at Baylor College of Medicine and Associate Director of Translational Research at the College’s Dan L. Duncan Comprehensive Cancer Center. A recognized leader in translational medicine relative to oncology, she has focused her career on the preclinical and early clinical development of molecularly targeted therapies and combination regimens to treat colorectal and other gastrointestinal cancers.

Share Repurchase Program. In January 2024, the Exelixis Board of Directors authorized the repurchase of up to an additional $450 million of the company’s common stock before the end of 2024. As of December 31, 2023, Exelixis completed the repurchase of 26.2 million shares of the company’s common stock for a total of $550 million, fulfilling its commitments under the prior share repurchase program announced in March 2023. Share repurchases under the 2024 program may be made from time to time through a variety of methods, which may include open market purchases, in block trades, accelerated share repurchase transactions, exchange transactions, or any combination of such methods. The timing and amount of any share repurchases under the share repurchase program will be based on a variety of factors, including ongoing assessments of the capital needs of the business, alternative investment opportunities, the market price of Exelixis’ common stock and general market conditions.

Announcement of Key Priorities and Anticipated Milestones for 2024. In January 2024, Exelixis announced its key priorities and anticipated milestones for 2024, including: implementation of a corporate restructuring to prioritize the advancement of the company’s deep pipeline of clinical and near-clinical programs; potential U.S. regulatory filings for cabozantinib in advanced NET and mCRPC indications; the anticipated outcome of the cabozantinib Abbreviated New Drug Application litigation with MSN Pharmaceuticals in the first half of 2024; expansion of zanzalintinib’s pivotal development program with priorities defined by emerging phase 1b/2 data and potential clinical co-funding opportunities; advancing JEWEL-101, the phase 1 study of XB002, a next-generation tissue factor-targeting antibody-drug conjugate (ADC), alone and in combination with immunotherapy in a variety of solid tumor settings with the goal of prioritizing sensitive tumor types for full development; accelerating the phase 1 development of XL309, a potentially best-in-class small molecule inhibitor of USP1, as a potential therapy for tumors that have become refractory to PARP inhibitor (PARPi) therapy, including forms of ovarian, breast and prostate cancers, and pursuing potential PARPi combinations; potentially filing three Investigational New Drug Applications for XB010 (5T4-MMAE ADC), XB628 (PD-L1-NKG2A bispecific antibody), and XL495 (small molecule PKMYT1 inhibitor) if preclinical data continue to be supportive; and advancing two new programs to development candidate status, including a small molecule PLK4 inhibitor and an additional ADC. Exelixis presented the details of its key priorities and anticipated milestones at the 42nd Annual J.P. Morgan Healthcare Conference.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that generally ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal periods ended December 29, 2023 and December 30, 2022 are indicated as being as of and for the periods ended December 31, 2023 and 2022, respectively.

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Exelixis Fourth Quarter and Fiscal Year 2023 Financial Results	Page 7 of 10
February 6, 2024

Conference Call and Webcast

Exelixis management will discuss the company’s financial results for the fourth quarter and fiscal year of 2023 and provide a general business update during a conference call beginning at 5:00 p.m. ET / 2:00 p.m. PT today, Tuesday, February 6, 2024.

To access the conference call, please register using this link. Upon registration, a dial-in number and unique PIN will be provided to join the call. To access the live webcast link, log onto www.exelixis.com and proceed to the Event Calendar page under the Investors & News heading. A webcast replay of the conference call will also be archived on www.exelixis.com for one year.

About Exelixis

Exelixis is a globally ambitious oncology company innovating next-generation medicines and regimens at the forefront of cancer care. Powered by drug discovery and development excellence, we are rapidly evolving our product portfolio to target an expanding range of tumor types and indications with our clinically differentiated pipeline of small molecules, antibody-drug conjugates and other biotherapeutics. This comprehensive approach harnesses decades of robust investment in our science and partnerships to advance our investigational programs and extend the impact of our flagship commercial product, CABOMETYX® (cabozantinib). Exelixis is driven by a bold scientific pursuit to create transformational treatments that give more patients hope for the future. For information about the company and its mission to help cancer patients recover stronger and live longer, visit www.exelixis.com, follow @ExelixisInc on X (Twitter), like Exelixis, Inc. on Facebook and follow Exelixis on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to: Exelixis’ 2024 plans to advance its regulatory strategies for cabozantinib label expansions into NET and mCRPC indications, both with the potential to drive revenue growth for the franchise for years to come, and Exelixis’ confidence that cabozantinib has the potential to become an important treatment option for clinicians treating patients with these forms of cancer; Exelixis’ anticipation of a ruling in the second bench trial for its ongoing litigation with MSN Pharmaceuticals in the first half of 2024; Exelixis’ plans to accelerate zanzalintinib, XB002 and XL309 through clinical development and to file Investigational New Drug applications for up to three development candidates in 2024 as part of its efforts to become a global biotech leader in oncology, as well as Exelixis’ belief that its associated restructuring will enable the company to rapidly execute on its goals, maintain positive cash flow and deliver an innovative pipeline of biotherapeutics and small molecules for patients with cancer; Exelixis’ 2024 financial guidance; Exelixis’ plans with respect to potential regulatory submissions for cabozantinib in advanced NET and mCRPC indications, including ongoing and future discussions with the FDA and related future updates; Exelixis’ anticipated timing of 2024 for the next analysis of OS from CONTACT-02; Exelixis’ plans to repurchase up to an additional $450 million of its common stock before the end of 2024; Exelixis’ key priorities and anticipated milestones for 2024; and Exelixis’ scientific pursuit to create transformational treatments that give more patients hope for the future. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and are based upon Exelixis’ current plans, assumptions, beliefs, expectations, estimates and projections. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the degree of market acceptance of CABOMETYX and other Exelixis products in the indications for which they are approved and in the territories where they are approved, and Exelixis’ and its partners’ ability to obtain or maintain coverage and reimbursement for these products;

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Exelixis Fourth Quarter and Fiscal Year 2023 Financial Results	Page 8 of 10
February 6, 2024
the effectiveness of CABOMETYX and other Exelixis products in comparison to competing products; the level of costs associated with Exelixis’ commercialization, research and development, in-licensing or acquisition of product candidates, and other activities; Exelixis’ ability to maintain and scale adequate sales, marketing, market access and product distribution capabilities for its products or to enter into and maintain agreements with third parties to do so; the availability of data at the referenced times; the potential failure of cabozantinib, zanzalintinib and other Exelixis product candidates, both alone and in combination with other therapies, to demonstrate safety and/or efficacy in clinical testing; uncertainties inherent in the drug discovery and product development process; Exelixis’ dependence on its relationships with its collaboration partners, including their pursuit of regulatory approvals for partnered compounds in new indications, their adherence to their obligations under relevant collaboration agreements and the level of their investment in the resources necessary to complete clinical trials or successfully commercialize partnered compounds in the territories where they are approved; complexities and the unpredictability of the regulatory review and approval processes in the U.S. and elsewhere; Exelixis’ continuing compliance with applicable legal and regulatory requirements; unexpected concerns that may arise as a result of the occurrence of adverse safety events or additional data analyses of clinical trials evaluating cabozantinib and other Exelixis product candidates; Exelixis’ dependence on third-party vendors for the development, manufacture and supply of its products and product candidates; Exelixis’ ability to protect its intellectual property rights; market competition, including the potential for competitors to obtain approval for generic versions of Exelixis’ marketed products; changes in economic and business conditions; and other factors detailed from time to time under the caption “Risk Factors” in Exelixis’ most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and in Exelixis’ other future filings with the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Exelixis as of the date of this press release, and Exelixis undertakes no obligation to update or revise any forward-looking statements contained herein, except as required by law.
Exelixis, the Exelixis logo, CABOMETYX and COMETRIQ are registered trademarks of Exelixis, Inc.
OPDIVO® is a registered trademark of Bristol-Myers Squibb Company.

-see attached financial tables-

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Exelixis Fourth Quarter and Fiscal Year 2023 Financial Results	Page 9 of 10
February 6, 2024
EXELIXIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Net product revenues	$429,336	$377,419	$1,628,879	$1,401,243
License revenues	45,229	38,079	178,635	162,056
Collaboration services revenues	5,087	8,419	22,694	47,763
Total revenues	479,652	423,917	1,830,208	1,611,062
Operating expenses:
Cost of goods sold	21,753	15,920	72,547	57,909
Research and development	244,670	336,824	1,044,071	891,813
Selling, general and administrative	131,441	119,251	542,705	459,856
Total operating expenses	397,864	471,995	1,659,323	1,409,578
Income (loss) from operations	81,788	(48,078)	170,885	201,484
Interest income	21,388	16,988	86,543	33,065
Other income (expense), net	(137)	(337)	93	(197)
Income (loss) before income taxes	103,039	(31,427)	257,521	234,352
Provision for (benefit from) income taxes	17,521	(1,254)	49,756	52,070
Net income (loss)	$85,518	$(30,173)	$207,765	$182,282
Net income (loss) per share:
Basic	$0.28	$(0.09)	$0.65	$0.57
Diluted	$0.27	$(0.09)	$0.65	$0.56
Weighted-average common shares outstanding:
Basic	308,482	323,256	318,151	321,526
Diluted (1)	313,023	323,256	321,464	324,556
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(1)    The dilutive effect of shares related to employee stock plans are not included in the calculation of GAAP diluted loss per share in the fourth quarter of 2022 as the effect would be anti-dilutive.

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Exelixis Fourth Quarter and Fiscal Year 2023 Financial Results	Page 10 of 10
February 6, 2024
EXELIXIS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP net income (loss)	$85,518	$(30,173)	$207,765	$182,282
Adjustments:
Stock-based compensation - research and development expenses (1)	9,041	10,464	34,320	45,350
Stock-based compensation - selling, general and administrative expenses (1)	15,265	15,392	72,025	62,224
Income tax effect of the above adjustments	(5,629)	(5,897)	(24,691)	(24,411)
Non-GAAP net income (loss)	$104,195	$(10,214)	$289,419	$265,445
GAAP net income (loss) per share:
Basic	$0.28	$(0.09)	$0.65	$0.57
Diluted (2)	$0.27	$(0.09)	$0.65	$0.56
Non-GAAP net income (loss) per share:
Basic	$0.34	$(0.03)	$0.91	$0.83
Diluted	$0.33	$(0.03)	$0.90	$0.82
Weighted-average common shares outstanding:
Basic	308,482	323,256	318,151	321,526
Diluted (2)	313,023	323,256	321,464	324,556
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(1)    Non-cash stock-based compensation expense used for GAAP reporting in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation.
(2)    The dilutive effect of shares related to employee stock plans are not included in the calculation of GAAP and Non-GAAP diluted loss per share in the fourth quarter of 2022 as the effect would be anti-dilutive.